Exhibit 99.1

FOR IMMEDIATE RELEASE March 7, 2011	Investor and Media Contact: Whitney Finch Director of Investor Relations 813.421.7694 wfinch@walterinvestment.com
WALTER INVESTMENT MANAGEMENT CORP. ANNOUNCES
RECORD DATE FOR ANNUAL STOCKHOLDERS MEETING
(Tampa, Fla.) — Walter Investment Management Corp. (NYSE Amex: WAC) (“Walter Investment” or the “Company”) today announced that its Board of Directors has established March 31, 2011, as the record date for determining stockholders entitled to vote at the 2011 Annual Meeting of Stockholders. The meeting will be held on May 10, 2011 at the Grand Hyatt Tampa Bay in Tampa, Florida.
About Walter Investment Management Corp.
Walter Investment Management Corp. is an asset manager, mortgage servicer and mortgage portfolio owner specializing in subprime, non-conforming and other credit-challenged mortgage assets. Based in Tampa, Fla., the Company currently has $1.8 billion of assets under management and annualized revenues of approximately $180 million. The Company is structured as a real estate investment trust (“REIT”) and employs approximately 340 people. For more information about Walter Investment Management Corp., please visit the Company’s website at www.walterinvestment.com.